Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS

Declares Dividend of $0.15 per share for Q1 2023, Genco’s 15th Consecutive Quarterly Dividend

New York, New York, May 3, 2023 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months ended March 31, 2023.

The following financial review discusses the results for the three months ended March 31, 2023 and March 31, 2022.

First Quarter 2023 and Year-to-Date Highlights

•	Declared a $0.15 per share dividend for the first quarter of 2023
•	Q1 2023 dividend marks the Company’s 15th consecutive quarterly payout, reflecting cumulative dividends totaling $4.445 per share or approximately 31% of the closing share price on May 2, 2023
o	Q1 2023 dividend is payable on or about May 23, 2023 to all shareholders of record as of May 16, 2023
•	Prepaid $8.75 million of debt on a voluntary basis during Q1 2023, reducing our debt to $162.3 million at March 31, 2023
o	Net loan-to-value of 11%[1] as of May 3, 2023
o	Since the start of 2021, we have paid down $287.0 million or 64% of our debt
•	Recorded net income of $2.6 million for the first quarter of 2023
o	Basic and diluted earnings per share of $0.06
•	Voyage revenues totaled $94.4 million and net revenue[2] (voyage revenues minus voyage expenses, charter hire expenses and realized gains or losses on fuel hedges) totaled $53.4 million during Q1 2023
o	Our average daily fleet-wide time charter equivalent, or TCE,[2] for Q1 2023 was $13,947
o	We estimate our TCE to date for Q2 2023 to be $16,679 for 68% of our owned fleet available days, based on both period and current spot fixtures, which is 20% higher than Q1 2023 TCE[2]

◾	Genco has a light drydocking schedule for the balance of 2023 as the Company looks to maximize fleet-wide utilization during this improving drybulk market
•	Recorded adjusted EBITDA of $19.9 million for Q1 2023[2]
•	Our liquidity position was $260.4 million as of March 31, 2023, consisting of:
o	$50.4 million of cash on the balance sheet
o	$210.0 million of revolver availability

John C. Wobensmith, Chief Executive Officer, commented, “Following a year during which we generated sizeable earnings and returned significant capital to shareholders, we continued to execute our value strategy in the first quarter of 2023 for the benefit of shareholders. Since implementing our differentiated value strategy in 2021, we have declared $3.39 in dividends, while continuing to pay down debt. Our first quarter dividend of $0.15 per share is our 15th consecutive dividend and reflects our commitment to shareholder returns despite quarterly rate volatility. We believe our balance sheet strength, available liquidity, and improving market expectations provide support to achieve our goal of continued and sizeable dividend payouts.”

Mr. Wobensmith continued, “Regarding the drybulk earnings environment, we have seen a significant uplift in freight rates beginning in March and carrying over into Q2 to date. This is reflected in our estimate of Q2 TCE to date of $16,679, which represents a 20% increase over Q1 2023 TCE. We anticipate improved commodity demand led by China’s reopening to coincide with the seasonal uplift in drybulk cargo volumes as the year progresses. Combined with a historically low orderbook, we believe these positive demand drivers bode well for increasing rates in the near term. We remain well positioned to draw on our sizeable and leading drybulk platform to capitalize on a strengthening market and create enduring shareholder value.”

1 Represents the principal amount of our credit facility debt outstanding less our cash and cash equivalents as of March 31, 2023 divided by estimates of the market value of our fleet as of May 3, 2023 from VesselsValue.com.  The actual market value of our vessels may vary.
2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for further reconciliation. Regarding Q2 2023 TCE, actual results will vary from current estimates.

Comprehensive Value Strategy

Genco’s comprehensive value strategy is centered on three pillars:
•	Dividends: paying sizeable quarterly cash dividends to shareholders
•	Deleveraging: through voluntary debt prepayments to maintain low financial leverage, and
•	Growth: opportunistically growing the Company’s asset base

This strategy is a key differentiator for Genco, which we believe creates a compelling risk-reward balance to drive shareholder value over the long-term, positioning the Company to pay a sizeable quarterly dividend across diverse market environments. At the same time, we also maintain significant flexibility to grow the fleet through accretive vessel acquisitions. Key characteristics of our unique platform include:

•	Industry low cash flow breakeven rate
•	Net loan-to-value of 11% as of May 3, 2023
•	Strong liquidity position of $260.4 million consisting of cash and our undrawn revolver as of March 31, 2023
•	High operating leverage with our scalable fleet across the major and minor bulk sectors

Our debt outstanding as of March 31, 2023 was $162.3 million. In Q1 2023, we voluntarily paid down debt totaling $8.75 million, in line with our run rate quarterly voluntary debt repayment. Importantly, we have no mandatory debt amortization payments until 2026 when the facility matures. Regardless of this favorable amortization schedule, we plan to continue to voluntarily pay down our debt with the medium-term objective of reducing our net debt to zero and a longer-term goal of zero debt.

Dividend Policy

For the first quarter of 2023, Genco declared a cash dividend of $0.15 per share. While our stated formula, with a quarterly reserve of $10.75 million, did not produce a dividend for the quarter, the Board of Directors elected on management’s recommendation to utilize $8.56 million of this reserve to declare the $0.15 per share dividend, resulting in a quarterly reserve of $2.19 million. A central component of Genco’s value strategy is maintaining a quarterly reserve, as well as the optionality for the use of the reserve as Genco seeks to pay sizeable dividends in diverse market environments. During the first quarter, the drybulk shipping markets experienced seasonal volatility in freight rates; however, Genco continued to voluntarily pay down debt. The drybulk market realized a significant rebound since March, and our positive outlook for the balance of the year, together with Genco’s industry low cash flow breakeven rate and low financial leverage, gave the Company confidence to utilize part of the quarterly reserve to declare a meaningful quarterly dividend. This represents our sixth dividend payment under our value strategy with cumulative dividends declared to date of $3.39 per share.

Under the quarterly dividend policy adopted by our Board of Directors, the amount available for quarterly dividends is to be calculated based on the formula in the table below. The table includes the calculation of the actual Q1 2023 dividend and estimated amounts for the calculation of the dividend for Q2 2023:

Dividend calculation	Q1 2023 actual	Q2 2023 estimates
Net revenue	$53.40	Fixtures + market
Operating expenses	(32.19)	(33.57)
Operating cash flow	$21.21
Less: debt repayments	(8.75)	(8.75)
Less: capex for dydocking/BWTS/ESDs	(3.81)	(3.93)
Less: reserve*	(2.19)	(10.75)
Cash flow distributable as dividends	$6.47	Sum of the above
Number of shares to be paid dividends	43.1	43.1
Dividend per share	$0.15
Numbers in millions except per share amounts
'*Q1 2023 reserve reduced from $10.75m to $2.19m

The quarterly reserve for the second quarter of 2023 under the Company’s dividend formula is expected to be $10.75 million. Subject to the development of freight rates for the remainder of the second quarter and our assessment of our liquidity and forward outlook, we maintain flexibility to reduce the quarterly reserve to pay dividends.

For purposes of the foregoing calculation, operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses, charter hire expenses, and realized gains or losses on fuel hedges), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management fees, and interest expense other than non-cash deferred financing costs).

Key Q1 2023 dividend items: during the first quarter of 2023, we paid down $8.75 million of debt on a voluntary basis, representing our run rate voluntary quarterly debt repayment. This amount was deducted from operating cash flow in our first quarter dividend payment. Drydocking, ballast water treatment system and energy saving device costs related to one vessel that drydocked during the first quarter compared to four vessels that drydocked during the previous quarter. Furthermore, our reserve for Q1 2023 was $2.19 million as noted above. Anticipated uses for the reserve include, but are not limited to, vessel acquisitions, debt repayments and general corporate purposes. In order to set aside funds for these purposes, we plan to set the reserve on a quarterly basis for the subsequent quarter, and it is anticipated to be based on future quarterly debt repayments and interest expense.

Q2 2023 reserve: The quarterly reserve for the second quarter of 2023 is expected to be $10.75 million. The reserve was determined based on voluntary debt repayments anticipated to be made as well as estimated cash interest expense on our debt and remains subject to our Board of Directors’ discretion. The quarterly debt repayment and reserve will be reassessed on a quarterly basis in advance by the Board of Directors and management. Estimated expenses, debt repayments, and capital expenditures for Q2 2023 are estimates presented for illustrative purposes. Maintaining a quarterly reserve as well as optionality for the uses of the reserve are important factors of our corporate strategy that are intended to allow Genco to retain liquidity to take advantage of a variety of market conditions. Anticipated uses for the reserve include, but are not limited to, vessel acquisitions, debt repayments and general corporate purposes.

The Board expects to reassess the payment of dividends as appropriate from time to time. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facility) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy

We utilize a portfolio approach towards revenue generation through a combination of short-term, spot market employment as well as opportunistically booking longer term coverage. Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet. Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried align with global commodity trade flows. This approach continues to serve us well given the upside potential in major bulk rates together with the relative stability of minor bulk rates.

Based on current fixtures to date, our estimated TCE to date for the second quarter of 2023 on a load-to-discharge basis is presented below.

Estimated net TCE - Q2 2023 to Date
Vessel Type	Fleet-wide	% Fixed
Capesize	$19,673	75%
Ultra/Supra	$14,434	64%
Total	$16,679	68%

A full breakdown of the longer term fixed rate time charters is listed below for reference. Actual rates for the second quarter will vary based upon future fixtures. We have approximately eight Capesize vessels coming open in the coming weeks, a portion of which we plan to ballast to the Atlantic basin.

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Baltic Wolf	Capesize	177,752	2010	$30,250	22-28 months	Jun-23
Genco Maximus	Capesize	169,025	2009	$27,500	24-30 months	Sep-23
Baltic Hornet	Ultramax	63,574	2014	$24,000	20-23 months	May-23
Baltic Wasp	Ultramax	63,389	2015	$25,500	23-25 months	Jun-23

Genco Endeavour	Capesize	181,060	2015	127% of BCI + scrubber premium	11-14 months	Jan-24
Genco Resolute	Capesize	181,060	2015	127% of BCI + scrubber premium	11-14 months	Feb-24
Genco Defender	Capesize	180,021	2016	125% of BCI + scrubber premium	11-14 months	Apr-24

Financial Review: 2023 First Quarter

The Company recorded net income for the first quarter of 2023 of $2.6 million, or $0.06 basic and diluted earnings per share, respectively. Comparatively, for the three months ended March 31, 2022, the Company recorded net income of $41.7 million, or $0.99 and $0.97 basic and diluted earnings per share, respectively.

The Company’s revenues decreased to $94.4 million for the three months ended March 31, 2023, as compared to $136.2 million recorded for the three months ended March 31, 2022, primarily due to lower rates earned by our major and minor bulk vessels. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $13,947 per day for the three months ended March 31, 2023 as compared to $24,093 per day for the three months ended March 31, 2022. In the first quarter of 2023, spot freight rates softened due to various seasonal factors including the timing of the Chinese New Year, timing of frontloaded newbuilding deliveries, as well as a decline in cargo volumes due to maintenance and poor weather conditions in various export regions.  Towards the end of the first quarter of 2023, the freight market began to strengthen driven by the subsiding of a portion of these factors as well as China’s continued economic reopening.

Voyage expenses were $37.4 million for the three months ended March 31, 2023 compared to $38.5 million during the prior year period. Vessel operating expenses decreased to $24.4 million for the three months ended March 31, 2023 from $27.0 million for the three months ended March 31, 2022. The decrease is explained in the DVOE section of the below paragraph. General and administrative expenses increased to $7.8 million for the first quarter of 2023 compared to $6.0 million for the first quarter of 2022, primarily due to an increase in non-cash stock amortization expenses, as well as higher legal and professional fees. Depreciation and amortization expenses increased to $15.9 million for the three months ended March 31, 2023 from $14.1 million for the three months ended March 31, 2022, primarily due to an increase in drydocking amortization expense for the major bulk vessels that completed their respective drydockings during the second quarter of 2022 through the first quarter of 2023.

Daily vessel operating expenses, or DVOE, amounted to $6,160 per vessel per day for the first quarter of 2023 compared to $6,839 per vessel per day for the first quarter of 2022. The decrease was primarily due to lower COVID-19 related expenses in 2023 over the same period last year, as well as reduced repair and maintenance costs. We experienced those higher costs last year as we completed the transition of vessels to our new technical management joint venture through the first half of 2022. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical manager, our DVOE budget for Q2 2023 is $6,250 per vessel per day on a fleet-wide basis including an estimate for COVID-19 related expenses. The potential impacts of the war in Ukraine and COVID-19 are unpredictable, and the actual amount of our DVOE could be higher or lower than budgeted as a result.

Apostolos Zafolias, Chief Financial Officer, commented, “During the first quarter, we demonstrated our commitment to further reducing debt levels and delivering on our strategy to pay meaningful quarterly dividends. Specifically, we continued to voluntarily pay down debt in Q1, bringing our cash flow breakeven rate down to industry lows, a core differentiator for Genco. Moving forward, we maintain significant flexibility and financial strength to continue delivering under the three pillars of our comprehensive value strategy focused on dividends, deleveraging and growth.”

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the three months ended March 31, 2023 and 2022 was $19.6 million and $52.6 million, respectively. This decrease in cash provided by operating activities was primarily due to lower rates earned by our major and minor bulk vessels and changes in working capital.  Additionally, there was an increase in drydocking costs incurred during the three months ended March 31, 2023 as compared to the three months ended March 31, 2022.

Net cash used in investing activities for the three months ended March 31, 2023 and 2022 was $2.9 million and $47.0 million, respectively. This decrease was primarily due to a $43.5 million decrease in the purchase of vessels primarily as a result of the purchase of two Ultramax vessels that delivered during the first quarter of 2022.

Net cash used in financing activities during the three months ended March 31, 2023 and 2022 was $30.4 million and $77.1 million, respectively.  The decrease is primarily due to the additional $40.0 million debt repayment made under the $450 Million Credit Facility during the first quarter of 2022.  Additionally, there was a $6.6 million decrease in the payment of dividends during the three months ended March 31, 2023 as compared to March 31, 2022.

Capital Expenditures

As of May 3, 2023, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, 15 Ultramax and 12 Supramax vessels with an aggregate capacity of approximately 4,635,000 dwt and an average age of 11.2 years.

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions. We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for the balance of 2023 to be:

	Q2 2023	Q3 2023	Q4 2023
Estimated Drydock Costs (1)	$2.6 million	$2.6 million	-
Estimated BWTS Costs (2)	$0.2 million	-	-
Estimated Fuel Efficiency Upgrade Costs (3)	$1.1 million	$2.3 million	-
Total Estimated Costs	$3.9 million	$5.0 million	-
Estimated Offhire Days (4)	69	70	-

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems are expected to be funded with cash on hand.

(3) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q2 2023 consists of 69 days for two Supramax vessels.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
	(Dollars in thousands, except share and per share data)
	(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$94,391	$136,227
Total revenues	94,391	136,227

Operating expenses:
Voyage expenses	37,435	38,464
Vessel operating expenses	24,393	27,013
Charter hire expenses	3,664	7,638
General and administrative expenses (inclusive of nonvested stock amortization	7,750	6,043
expense of $1.6 million and $0.7 million, respectively)
Technical management fees	762	917
Depreciation and amortization	15,944	14,059
Total operating expenses	89,948	94,134

Operating income	4,443	42,093

Other (expense) income:
Other (expense) income	(324)	1,997
Interest income	770	17
Interest expense	(2,029)	(2,242)
Other expense, net	(1,583)	(228)

Net income	$2,860	$41,865

Less: Net income attributable to noncontrolling interest	226	176

Net income attributable to Genco Shipping & Trading Limited	$2,634	$41,689

Earnings per share - basic	$0.06	$0.99

Earnings per share - diluted	$0.06	$0.97

Weighted average common shares outstanding - basic	42,632,059	42,166,106

Weighted average common shares outstanding - diluted	43,097,362	42,867,349

	March 31, 2023	December 31, 2022
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$44,439	$58,142
Restricted cash	5,643	5,643
Due from charterers, net	16,692	25,333
Prepaid expenses and other current assets	10,393	8,399
Inventories	25,029	21,601
Fair value of derivative instruments	5,048	6,312
Total current assets	107,244	125,430

Noncurrent assets:
Vessels, net of accumulated depreciation of $315,639 and $303,098, respectively	990,643	1,002,810
Deferred drydock, net	33,608	32,254
Fixed assets, net	8,372	8,556
Operating lease right-of-use assets	3,718	4,078
Restricted cash	315	315
Fair value of derivative instruments	-	423
Total noncurrent assets	1,036,656	1,048,436

Total assets	$1,143,900	$1,173,866

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$26,975	$29,475
Deferred revenue	5,029	4,958
Current operating lease liabilities	2,190	2,107
Total current liabilities	34,194	36,540

Noncurrent liabilities
Long-term operating lease liabilities	3,533	4,096
Long-term debt, net of deferred financing costs of $5,661 and $6,079, respectively	156,589	164,921
Total noncurrent liabilities	160,122	169,017

Total liabilities	194,316	205,557

Commitments and contingencies

Equity:
Common stock	425	423
Additional paid-in capital	1,568,818	1,588,777
Accumulated other comprehensive income	4,852	6,480
Accumulated deficit	(625,613)	(628,247)

Total Genco Shipping & Trading Limited shareholders' equity	948,482	967,433
Noncontrolling interest	1,102	876
Total equity	949,584	968,309

Total liabilities and equity	$1,143,900	$1,173,866

	Three Months Ended March 31, 2023	Three Months Ended March 31 2022
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net income	$2,860	$41,865
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,944	14,059
Amortization of deferred financing costs	418	418
Right-of-use asset amortization	360	351
Amortization of nonvested stock compensation expense	1,559	690
Amortization of premium on derivative	59	43
Insurance proceeds for protection and indemnity claims	34	99
Change in assets and liabilities:
Decrease in due from charterers	8,641	77
Increase in prepaid expenses and other current assets	(2,263)	(1,350)
(Increase) decrease in inventories	(3,428)	1,226
Decrease in accounts payable and accrued expenses	(97)	(2,834)
Increase in deferred revenue	71	52
Decrease in operating lease liabilities	(480)	(456)
Deferred drydock costs incurred	(4,112)	(1,685)
Net cash provided by operating activities	19,566	52,555

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(2,003)	(45,482)
Purchase of other fixed assets	(1,085)	(1,483)
Insurance proceeds for hull and machinery claims	235	-
Net cash used in investing activities	(2,853)	(46,965)

Cash flows from financing activities
Repayments on the $450 Million Credit Facility	(8,750)	(48,750)
Cash dividends paid	(21,666)	(28,289)
Payment of deferred financing costs	-	(11)
Net cash used in financing activities	(30,416)	(77,050)

Net decrease in cash, cash equivalents and restricted cash	(13,703)	(71,460)

Cash, cash equivalents and restricted cash at beginning of period	64,100	120,531
Cash, cash equivalents and restricted cash at end of period	$50,397	$49,071

Three Months Ended March 31, 2023
Net Income Reconciliation	(unaudited)
Net income attributable to Genco Shipping & Trading Limited	$2,634
+ Unrealized loss on fuel hedges	42
Adjusted net income	$2,676

Earnings per share - basic	$0.06
Earnings per share - diluted	$0.06

Weighted average common shares outstanding - basic	42,632,059
Weighted average common shares outstanding - diluted	43,097,362

Weighted average common shares outstanding - basic as per financial statements	42,632,059
Dilutive effect of stock options	214,611
Dilutive effect of restricted stock units	250,692
Weighted average common shares outstanding - diluted as adjusted	43,097,362

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
	(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net income attributable to Genco Shipping & Trading Limited	$2,634	$41,689
+ Net interest expense	1,259	2,225
+ Depreciation and amortization	15,944	14,059
EBITDA(1)	$19,837	$57,973

+ Unrealized loss (gain) on fuel hedges	42	(1,439)
Adjusted EBITDA	$19,879	$56,534

	Three Months Ended
	March 31, 2023	March 31, 2022
FLEET DATA:	(unaudited)
Total number of vessels at end of period	44	44
Average number of vessels (2)	44.0	43.9
Total ownership days for fleet (3)	3,960	3,950
Total chartered-in days (4)	236	311
Total available days for fleet (5)	4,064	4,078
Total available days for owned fleet (6)	3,829	3,767
Total operating days for fleet (7)	3,979	3,964
Fleet utilization (8)	96.6%	94.4%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$13,947	$24,093
Daily vessel operating expenses per vessel (10)	6,160	6,839

	Three Months Ended
	March 31, 2023	March 31, 2022
FLEET DATA:	(unaudited)
Ownership days
Capesize	1,530.0	1,530.0
Ultramax	1,350.0	1,339.9
Supramax	1,080.0	1,080.0
Total	3,960.0	3,949.9

Chartered-in days
Capesize	-	-
Ultramax	189.5	190.3
Supramax	46.2	120.7
Total	235.7	311.0

Available days (owned & chartered-in fleet)
Capesize	1,440.7	1,502.0
Ultramax	1,534.5	1,452.0
Supramax	1,089.1	1,123.8
Total	4,064.3	4,077.8

Available days (owned fleet)
Capesize	1,440.7	1,502.0
Ultramax	1,345.0	1,261.7
Supramax	1,042.9	1,003.2
Total	3,828.6	3,766.8

Operating days
Capesize	1,434.1	1,458.3
Ultramax	1,473.2	1,433.8
Supramax	1,072.0	1,071.6
Total	3,979.3	3,963.7

Fleet utilization
Capesize	98.6%	96.5%
Ultramax	95.7%	95.0%
Supramax	95.4%	90.8%
Fleet average	96.6%	94.4%

Average Daily Results:
Time Charter Equivalent
Capesize	$15,929	$24,627
Ultramax	14,890	25,449
Supramax	10,010	21,577
Fleet average	13,947	24,093

Daily vessel operating expenses
Capesize	$6,571	$6,616
Ultramax	5,559	6,115
Supramax	6,329	8,028
Fleet average	6,160	6,839

1)
EBITDA represents net income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance.

EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the second quarter of 2023 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the second quarter to the most comparable financial measures presented in accordance with GAAP. When we compare our TCE to the Baltic Supramax Index (BSI) in this release, we adjust the BSI for customary commissions.

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Total Fleet	(unaudited)
Voyage revenues (in thousands)	$94,391	$136,227
Voyage expenses (in thousands)	37,435	38,464
Charter hire expenses (in thousands)	3,664	7,638
Realized gain on fuel hedges (in thousands)	108	629
	53,400	90,754

Total available days for owned fleet	3,829	3,767
Total TCE rate	$13,947	$24,093

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We provide a full-service logistics solution to our customers utilizing our in-house commercial operating platform, as we transport key cargoes such as iron ore, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk) enabling us to carry a wide range of cargoes. We make capital expenditures from time to time in connection with vessel acquisitions. As of May 3, 2023, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, 15 Ultramax and 12 Supramax vessels with an aggregate capacity of approximately 4,635,000 dwt and an average age of 11.2 years.

The following table reflects Genco’s fleet list as of May 3, 2023:

	Vessel	DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Constantine	180,183	2008
4	Genco Augustus	180,151	2007
5	Genco Liberty	180,032	2016
6	Genco Defender	180,021	2016
7	Genco Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Ultramax
1	Genco Freedom	63,671	2015
2	Baltic Hornet	63,574	2014
3	Genco Vigilant	63,498	2015
4	Genco Enterprise	63,473	2016
5	Baltic Mantis	63,470	2015
6	Baltic Scorpion	63,462	2015
7	Genco Magic	63,446	2014
8	Baltic Wasp	63,389	2015
9	Genco Constellation	63,310	2017
10	Genco Mayflower	63,304	2017
11	Genco Madeleine	63,166	2014
12	Genco Weatherly	61,556	2014
13	Genco Mary	61,085	2022
14	Genco Laddey	61,085	2022
15	Genco Columbia	60,294	2016

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Picardy	55,257	2005

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, May 4, 2023 at 8:30 a.m. Eastern Time to discuss its 2023 first quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (416) 764-8624 or (888) 259-6580 and enter passcode 35959617. A replay of the conference call can also be accessed for two weeks by dialing (416) 764-8692 or (877) 674-7070 and entering the passcode 959617. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy, including without limitation the ongoing war in Ukraine; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels;

(xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to  realize the economic benefits or recover the cost of the scrubbers we have installed; (xix) our financial results for the year ending December 31, 2023 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) the duration and impact of the COVID-19 novel coronavirus epidemic, which may negatively affect general global and regional economic conditions, our ability to charter our vessels at all and the rates at which are able to do so; our ability to call on or depart from ports on a timely basis or at all; our ability to crew, maintain, and repair our vessels, including without limitation the impact diversion of our vessels to perform crew rotations may have on our revenues, expenses, and ability to consummate vessel sales, expense and disruption to our operations that may arise from the inability to rotate crews on schedule, and delay and added expense we may incur in rotating crews in the current environment; our ability to staff and maintain our headquarters and administrative operations; sources of cash and liquidity; our ability to sell vessels in the secondary market, including without limitation the compliance of purchasers and us with the terms of vessel sale contracts, and the prices at which vessels are sold; and other factors relevant to our business described from time to time in our filings with the Securities and Exchange Commission; and (xxiii) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent reports on Form 8-K and Form 10-Q).  Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550